CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 13, 2010, with respect to the consolidated financial statements of Muni Funding Company of America, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
May 13, 2010